Exhibit 99.1

FOR IMMEDIATE RELEASE
October 27, 2015

Owens & Minor Releases 3rd Quarter 2015 Financial Results

•	Consolidated quarterly revenue grew 3.6% vs. the prior year

•	Adjusted net income per diluted share was $0.54 for the third quarter

•	Year-to-date operating cash flow was $206 million

•	O&M reiterated 2015 guidance of adjusted annual EPS in a range of $1.85 to $1.95

Richmond, Va. - BUSINESS WIRE - October 27, 2015 - Owens & Minor, Inc. (NYSE:OMI) today reported financial results for the third quarter ended September 30, 2015, including consolidated net revenues of $2.47 billion, which improved 3.6% when compared to the prior year period. Excluding the impact of the two fourth-quarter 2014 acquisitions, quarterly consolidated revenues increased 1.2%, when compared to the same period last year. Quarterly net income was $28.2 million, or $0.45 per diluted share. Adjusted net income (non-GAAP), excluding after-tax charges of $5.4 million for acquisition-related and exit and realignment activities, was $33.6 million, or $0.54 per diluted share. A reconciliation of reported results to adjusted (non-GAAP) measures is included below.

Consolidated operating earnings for the third quarter of 2015 were $53.6 million, increased by $18.2 million, when compared to the third quarter last year. Adjusted consolidated operating earnings (non-GAAP) for the third quarter of 2015 were $59.7 million, or 2.42% of revenues, improved by $10.4 million when compared to the prior year period. This improvement resulted, in part, from contributions from the two 2014 acquisitions and manufacturer product price changes.

“Our teams turned in a solid operating performance for the quarter, and I am pleased with the commitment and dedication demonstrated throughout our organization,” said P. Cody Phipps, president & chief executive officer of Owens & Minor. “During the quarter, I visited a number of our Domestic and European facilities, as well as with key manufacturer and provider customers, and I am very encouraged by our position in the marketplace. Throughout the quarter, I continued to work with our leadership team to refine our strategic plan for long-term success and profitable growth.”

2015 Year-to-Date Results
For the nine months ended September 30, 2015, consolidated revenues were $7.29 billion, an increase of $337 million, or 4.8%, when compared to the first nine months of 2014. Excluding the impact of the acquisitions, consolidated revenues increased 2.6% for the year-to-date period. Net income for the first nine months of 2015 was $71.3 million, or $1.14 per diluted share. For the year-to-date period, adjusted net income (non-GAAP), which excludes after-tax charges of $18.8 million for acquisition-related and exit and realignment activities, was $90.2 million, or $1.44 per diluted share.

Consolidated operating earnings for the year-to-date period of 2015 improved $23.6 million to $142.4 million, when compared to the same period of 2014. On an adjusted basis, consolidated operating earnings for the year-to-date period were $164.2 million, or 2.25% of revenues, an improvement of $20.6 million versus the first nine months of 2014.

Asset Management
The balance of cash and cash equivalents was $125 million at September 30, 2015. For the year-to-date period of 2015, the company reported cash provided by operating activities of approximately $206 million compared to $81 million for the same period last year; the increase was primarily due to timing of payments to vendors and improvements in net working capital. Asset management metrics for the quarter included: consolidated days sales outstanding (DSO) of 23.0 days, as of September 30, 2015, compared to DSO of 21.8 days, as of September 30, 2014; and consolidated inventory turns of 9.5 compared to 10.0 for 2014.

Segment Results
Domestic segment revenues for the third quarter of 2015 were $2.37 billion, an increase of 4.7% when compared to the prior year. Excluding the impact of the domestic acquisition, Domestic segment revenues grew 2.6% in the third quarter. Domestic segment revenue growth resulted primarily from larger healthcare provider customer accounts and new business, continuing a recent trend. Growth among the larger customer accounts offset declines from smaller customers. For the year-to-date period of 2015, Domestic segment revenues improved 5.6% to $6.97 billion, or 3.8% excluding the impact of the 2014 acquisition.

For the third quarter of 2015, Domestic segment operating earnings improved $7.2 million to $58.0 million, or 2.45% of segment revenues. For the year-to-date period, Domestic segment operating earnings were $160.9 million, or 2.31% of segment revenues, a $9.1 million improvement, over the same period of 2014. For both the quarter and the year-to-date periods, the Domestic segment operating earnings reflected the benefits of strong revenue growth and the positive impact of manufacturer product price changes.

The International segment contributed revenues of $104 million for the third quarter of 2015 and $314 million in revenues for the year-to-date period, representing declines of $20.4 million and $36.1 million respectively. The declines were driven by the unfavorable foreign currency translation of $12.4 million and $42.4 million for the quarter and year-to-date periods, respectively. On a constant currency basis, excluding the effect of the 2014 international acquisition and the late 2014 transition of a customer from a buy-sell to a fee-for-service arrangement, International segment revenues declined approximately 7.0% for the quarter and were essentially flat for the year-to-date period. The quarterly decline was largely a result of the previously announced exit from a U.K. customer contract.

The International segment reported operating earnings of $1.7 million for the third quarter of 2015 and $3.3 million for the year-to-date period. In both periods, the operating earnings results represent a significant positive swing of $3.2 million for the quarter and $11.5 million for the year-to-date period, when compared to the same periods in the prior year.

“We are pleased with the continued operational and financial improvement in our International segment,” said Richard A. Meier, president-International & executive vice president, chief financial officer of Owens & Minor. “The European team is working effectively to reach our strategic goals and is making solid progress.”

2015 Outlook
The company continues to target adjusted net income per diluted share for the year in a range of $1.85 to $1.95.

The 2015 outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities & Exchange Commission.

Investor Events
Owens & Minor is scheduled to participate in several investor events in the fourth quarter of 2015; webcasts of the company’s formal presentations will be posted on the company’s corporate website:

•	Credit Suisse 2015 Healthcare Conference - Phoenix, November 10th

•	Jefferies Global Healthcare Conference - London, November 18th

•	2015 Owens & Minor Investor Day - New York, December 4th

2015 Investor Day
Owens & Minor will host its 2015 Investor Day in New York on Friday, December 4, 2015. The event will be held at the New York Palace Hotel starting at 8:30 a.m. and concluding by 10:30 a.m. Guests should register by Monday, November 30, 2015. A live, listen-only webcast of the briefing will be available on the company website at www.owens-minor.com under the Investor Relations Section.

Investors Conference Call & Supplemental Material
Conference Call: Owens & Minor will conduct a conference call for investors on Wednesday, October 28, 2015, at 8:30 a.m. EDT. The access code for the conference call, international dial-in and replay is #55700591. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under “Investor Relations.”

Owens & Minor uses its website as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under Investor Relations at www.owens-minor.com.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. These risk factors are discussed in reports filed by the company with the Securities & Exchange Commission. All of this information is available at www.owens-minor.com.

The company assumes no obligation, and expressly disclaims any such obligation, to update or alter information, whether as a result of new information, future events, or otherwise.

Owens & Minor, Inc. (NYSE: OMI) is a leading healthcare logistics company dedicated to Connecting the World of Medical Products to the Point of CareSM by providing vital supply chain services to healthcare providers and manufacturers of healthcare products. Owens & Minor provides logistics services across the spectrum of medical products from disposable medical supplies to devices and implants. With logistics platforms strategically located in the United States and Europe, Owens & Minor serves markets where three quarters of global healthcare spending occurs. Owens & Minor’s customers span the healthcare market from independent hospitals to large integrated healthcare networks, as well as group purchasing organizations, healthcare products manufacturers, and the federal government. A FORTUNE 500 company, Owens & Minor is headquartered in Richmond, Virginia, and has annualized revenues exceeding $9 billion.  For more information about Owens & Minor, visit the company website at www.owens-minor.com.

Contacts:	Trudi Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

Source: Owens & Minor, Inc.

Owens & Minor, Inc.
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,
	2015	2014
Net revenue	$2,471,669	$2,386,126
Cost of goods sold	2,165,315	2,093,643
Gross margin	306,354	292,483
Selling, general and administrative expenses	231,847	231,377
Acquisition-related and exit and realignment charges	6,134	13,957
Depreciation and amortization	15,112	13,841
Other operating income, net	(311)	(2,069)
Operating earnings	53,572	35,377
Interest expense, net	6,744	4,304
Loss on early retirement of debt	—	14,890
Income before income taxes	46,828	16,183
Income tax provision	18,652	9,028
Net income	$28,176	$7,155

Net income per common share:
Basic	$0.45	$0.11
Diluted	$0.45	$0.11

	Nine Months Ended September 30,
	2015	2014
Net revenue	$7,285,032	$6,948,365
Cost of goods sold	6,382,740	6,092,413
Gross margin	902,292	855,952
Selling, general and administrative expenses	697,170	682,825
Acquisition-related and exit and realignment charges	21,757	24,813
Depreciation and amortization	46,441	41,597
Other operating income, net	(5,484)	(12,046)
Operating earnings	142,408	118,763
Interest expense, net	20,305	10,893
Loss on early retirement of debt	—	14,890
Income before income taxes	122,103	92,980
Income tax provision	50,761	40,464
Net income	$71,342	$52,516

Net income per common share:
Basic	$1.14	$0.84
Diluted	$1.14	$0.84

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	September 30, 2015	December 31, 2014

Assets
Current assets
Cash and cash equivalents	$125,245	$56,772
Accounts and notes receivable, net	640,653	626,192
Merchandise inventories	896,722	872,457
Other current assets	265,758	315,285
Total current assets	1,928,378	1,870,706
Property and equipment, net	214,561	232,979
Goodwill	420,772	423,276
Intangible assets, net	98,084	108,593
Other assets, net	89,865	99,852
Total assets	$2,751,660	$2,735,406
Liabilities and equity
Current liabilities
Accounts payable	$690,134	$608,846
Accrued payroll and related liabilities	38,834	31,507
Deferred income taxes	41,763	37,979
Other accrued liabilities	296,898	326,223
Total current liabilities	1,067,629	1,004,555
Long-term debt, excluding current portion	574,033	608,551
Deferred income taxes	61,037	63,901
Other liabilities	62,860	67,561
Total liabilities	1,765,559	1,744,568
Total equity	986,101	990,838
Total liabilities and equity	$2,751,660	$2,735,406

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2015	2014

Operating activities:
Net income	$71,342	$52,516
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	51,871	41,597
Loss on early retirement of debt	—	14,890
Share-based compensation expense	7,611	6,136
Provision for losses on accounts and notes receivable	(182)	(356)
Deferred income tax (benefit) expense	3,643	(7,387)
Changes in operating assets and liabilities:
Accounts and notes receivable	(13,758)	(21,456)
Merchandise inventories	(25,339)	(63,883)
Accounts payable	83,434	54,634
Net change in other assets and liabilities	25,890	3,131
Other, net	1,526	1,322
Cash provided by operating activities	206,038	81,144

Investing activities:
Additions to property and equipment	(15,321)	(36,169)
Additions to computer software and intangible assets	(16,876)	(17,988)
Proceeds from sale of investment	—	1,937
Proceeds from sale of property and equipment	119	151
Cash used for investing activities	(32,078)	(52,069)

Financing activities:
Long-term debt borrowings	—	547,693
Repayment of revolving credit facility	(33,700)	—
Cash dividends paid	(47,780)	(47,335)
Repurchases of common stock	(15,821)	(9,934)
Excess tax benefits related to share-based compensation	521	514
Proceeds from exercise of stock options	—	1,180
Purchase of noncontrolling interest	—	(1,500)
Debt issuance costs	—	(4,178)
Other, net	(6,296)	(5,671)
Cash provided by (used for) financing activities	(103,076)	480,769
Effect of exchange rate changes on cash and cash equivalents	(2,411)	(1,602)

Net increase in cash and cash equivalents	68,473	508,242
Cash and cash equivalents at beginning of period	56,772	101,905
Cash and cash equivalents at end of period	$125,245	$610,147

Owens & Minor, Inc.
Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)
(in thousands, except per share data)

	Quarter Ended
(in thousands, except ratios and per share data)	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014

Consolidated operating results:
Domestic	$2,368,008	$2,317,661	$2,285,635	$2,353,321	$2,262,081
International	103,661	104,506	105,561	138,496	124,045
Net revenue	$2,471,669	$2,422,167	$2,391,196	$2,491,817	$2,386,126

Gross margin	$306,354	$298,337	$297,601	$314,015	$292,483
Gross margin as a percent of revenue	12.39%	12.32%	12.45%	12.60%	12.26%

SG&A expenses	$231,847	$231,498	$233,825	$244,152	$231,377
SG&A expenses as a percent of revenue	9.38%	9.56%	9.78%	9.80%	9.70%

Operating earnings, as reported (GAAP)	$53,572	$47,860	$40,975	$40,773	$35,377
Acquisition-related charges (1)	1,335	1,786	2,605	7,394	4,565
Exit and realignment charges (2)	4,799	3,921	7,311	10,594	9,392
Fair value adjustments related to purchase accounting (3)	—	—	—	(3,706)	—
Other (4)	—	—	—	3,907	—
Operating earnings, adjusted (Non-GAAP)	$59,706	$53,567	$50,891	$58,962	$49,334
Operating earnings as a percent of revenue, adjusted (Non-GAAP)	2.42%	2.21%	2.13%	2.37%	2.07%

Net income, as reported (GAAP)	$28,176	$24,226	$18,940	$13,987	$7,155
Acquisition-related charges, after-tax (1)	1,099	1,349	2,257	6,211	3,543
Exit and realignment charges, after-tax (2)	4,280	3,520	6,335	11,477	6,754
Fair value adjustments related to purchase accounting, after-tax (3)	—	—	—	(4,703)	—
Other, after-tax (4)	—	—	—	3,907	—
Loss on early retirement of debt, after-tax (5)	—	—	—	—	9,092
Net income, adjusted (Non-GAAP)	$33,555	$29,095	$27,532	$30,879	$26,544

Net income per diluted common share, as reported (GAAP)	$0.45	$0.39	$0.30	$0.22	$0.11
Acquisition-related charges, after-tax (1)	0.02	0.02	0.03	0.10	0.06
Exit and realignment charges, after-tax (2)	0.07	0.05	0.11	0.18	0.11
Fair value adjustments related to purchase accounting, after-tax (3)	—	—	—	(0.07)	—
Other, after-tax (4)	—	—	—	0.06	—
Loss on early retirement of debt, after tax (5)	—	—	—	—	0.14
Net income per diluted common share, adjusted (Non-GAAP)	$0.54	$0.46	$0.44	$0.49	$0.42

Financing:
Cash and cash equivalents	$125,245	$200,969	$159,056	$56,772	$610,147
Total interest-bearing debt	$578,512	$579,415	$579,505	$613,809	$766,283

Stock information:
Cash dividends per common share	$0.2525	$0.2525	$0.2525	$0.25	$0.25
Stock price at quarter-end	$31.94	$34.00	$33.84	$35.11	$32.74

Owens & Minor, Inc.
Financial Statistics and GAAP/Non-GAAP Reconciliations (unaudited)
(in thousands, except per share data)

The following items in the current quarter have been excluded in our non-GAAP financial measures:
(1) Acquisition-related charges in the first three quarters of 2015 consist primarily of costs to continue the integration of Medical Action and ArcRoyal which were acquired in the fourth quarter of 2014 including certain severance and contractual payments to former management and costs to transition information technology and other administrative functions. Charges incurred in 2014 related primarily to costs to perform due diligence and analysis related to the Medical Action and Arc Royal acquisitions, costs to complete the transactions, and costs to begin the integration of the acquired operations (including certain severance and contractual payments to former management) as well as certain costs in Movianto to resolve issues and claims with the former owner.
(2) Exit and realignment charges in 2015 and 2014 were associated with optimizing our operations and include the consolidation of distribution and logistics centers and closure of offsite warehouses in the United States and Europe, as well as other costs associated with our strategic organizational realignment which include certain professional fees and costs to streamline administrative functions and processes in Europe.
(3) The fourth quarter of 2014 included a gain of $6.7 million (pretax) recorded in other operating income, net from a fair value adjustment to contingent consideration related to the Movianto acquisition purchase price, offset by the incremental charge to cost of goods sold of $3.0 million (pretax) from purchase accounting impacts related to the sale of acquired inventory that was written up to fair value in connection with the 2014 acquisitions.
(4) The fourth quarter of 2014 included a loss in other operating income, net related to an accrual for the settlement amount of a contract claim in the United Kingdom for $3.9 million (pretax).
(5) In 2014, we repaid our 2016 Notes and recorded a net loss on the early retirement of $14.9 million (pretax), which included the redemption premium offset by the recognition of a gain on previously settled interest rate swaps.
These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(in thousands)

	Three Months Ended September 30,
	2015		2014
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Domestic	$2,368,008	95.81%	$2,262,081	94.80%
International	103,661	4.19%	124,045	5.20%
Consolidated net revenue	$2,471,669	100.00%	$2,386,126	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$58,002	2.45%	$50,797	2.25%
International	1,704	1.64%	(1,463)	(1.18)%
Acquisition-related and exit and realignment charges (1)	(6,134)	N/A	(13,957)	N/A
Consolidated operating earnings	$53,572	2.17%	$35,377	1.48%

Depreciation and amortization:
Domestic	$10,197		$8,986
International	5,250		4,855
Consolidated depreciation and amortization	$15,447		$13,841

Capital expenditures: (2)
Domestic	$2,137		$11,077
International	7,235		4,257
Consolidated capital expenditures	$9,372		$15,334

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(in thousands)

	Nine Months Ended September 30,
	2015		2014
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Domestic	$6,971,304	95.69%	$6,598,531	94.97%
International	313,728	4.31%	349,834	5.03%
Consolidated net revenue	$7,285,032	100.00%	$6,948,365	100.00%

		% of segment		% of segment
Operating earnings (loss):		net revenue		net revenue
Domestic	$160,904	2.31%	$151,849	2.30%
International	3,261	1.04%	(8,273)	(2.36)%
Acquisition-related and exit and realignment charges (1)	(21,757)	N/A	(24,813)	N/A
Consolidated operating earnings	$142,408	1.95%	$118,763	1.71%

Depreciation and amortization:
Domestic	$31,439		$26,772
International	15,958		14,825
Consolidated depreciation and amortization	$47,397		$41,597

Capital expenditures: (2)
Domestic	$14,172		$40,110
International	18,025		14,047
Consolidated capital expenditures	$32,197		$54,157

	September 30, 2015		December 31, 2014
Total assets:
Domestic	$2,135,572		$2,139,972
International	490,843		538,662
Segment assets	2,626,415		2,678,634
Cash and cash equivalents	125,245		56,772
Consolidated total assets	$2,751,660		$2,735,406

(1) The three and nine months ended September 30, 2015 include $0.3 million and $4.5 million, respectively, in accelerated amortization related to an information system that has been replaced.
(2) Represents additions to property and equipment and additions to computer software and separately acquired identifiable intangible assets.

Owens & Minor, Inc.
Net Income Per Common Share (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Numerator:
Net income	$28,176	$7,155	$71,342	$52,516
Less: income allocated to unvested restricted shares	(262)	(150)	(620)	(453)
Net income attributable to common shareholders - basic	27,914	7,005	70,722	52,063
Add: undistributed income attributable to unvested restricted shares -basic	67	—	129	26
Less: undistributed income attributable to unvested restricted shares -diluted	(67)	—	(129)	(26)
Net income attributable to common shareholders - diluted	$27,914	$7,005	$70,722	$52,063
Denominator:
Weighted average shares outstanding — basic	61,998	62,175	62,204	62,238
Dilutive shares - stock options	—	4	1	7
Weighted average shares outstanding — diluted	61,998	62,179	62,205	62,245

Net income per share attributable to common shareholders:
Basic	$0.45	$0.11	$1.14	$0.84
Diluted	$0.45	$0.11	$1.14	$0.84